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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-113062

PROSPECTUS SUPPLEMENT
To Prospectus dated May 13, 2004

5,080,000 Shares

SANGAMO BIOSCIENCES, INC.

Common Stock

$3.85 per share

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Sangamo BioSciences, Inc. is offering 5,080,000 shares of its common stock.

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Trading symbol: Nasdaq National
Market—SGMO

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The last reported sale price of our common stock on November 10, 2005 was
$4.30 per share.

This investment involves a high degree of risk. See "Risk Factors" beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$3.8500	$19,558,000
Placement agency fees	$0.2598	$1,320,165
Proceeds, before expenses, to Sangamo BioSciences, Inc.	$3.5902	$18,237,835

Delivery of the shares will be made on or about November 16, 2005. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agents on the date the shares are to be delivered to the purchasers. All funds received will be held in a non-interest bearing account.

JMP Securities LLC and Piper Jaffray & Co. are acting as joint lead placement agents in this offering. Leerink Swann & Company is acting as co-placement agent in this offering. Because there is no minimum offering amount required as a condition to closing in this offering, the placement agency fees and net proceeds to us, if any, in this offering may be less than the maximum offering amounts set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

JMP Securities	Piper Jaffray
Leerink Swann & Company

The date of this prospectus supplement is November 10, 2005.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Some statements contained in this prospectus supplement, accompanying prospectus, and the documents incorporated by reference are forward-looking with respect to our operations, economic performance and financial condition. Statements that are forward-looking in nature should be read with caution because they involve risks and uncertainties, which are included, for example, in specific and general discussions about:

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  our strategy;

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  sufficiency of our cash revenues;

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  product development and commercialization of our products;

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  clinical trials of our ZFP Therapeutics;

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  revenues from existing and new collaborations;

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  our research and development and other expenses;

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  our operational and legal risks; and

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  our plans, objectives, expectations and intentions and any other statements that are not historical facts.

Various terms and expressions similar to them are intended to identify these cautionary statements. These terms include: "anticipates," "believes," "continues," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" and "will." Actual results may differ materially from those expressed or implied in those statements. Factors that could cause these differences include, but are not limited to, those discussed under "Risk Factors."

We will not update these forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, review additional disclosures we make in our quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K filed with the SEC.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus dated May 13, 2004 are part of a "shelf" registration statement on Form S-3 we filed on February 24, 2004 with the Securities and Exchange Commission and declared effective by the Securities and Exchange Commission on May 13, 2004. By using a shelf registration statement, we may sell shares of common stock and/or warrants to purchase common stock as described in the accompanying prospectus from time to time in one or more offerings up to a total of $30,000,000.

These documents contain important information you should consider when making your investment decision. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains information about the common stock offered hereby. This prospectus supplement may add, update or change information in the accompanying prospectus. You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with any other information.

This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy the common stock offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or of any sale of common stock.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section beginning on page S-7 of this prospectus supplement and our consolidated financial statements and the related notes and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Sangamo is a leader in the research, development, and commercialization of DNA binding proteins for the therapeutic regulation and modification of diseases-associated genes. Our proprietary technology platform is based on the engineering of a naturally occurring class of proteins referred to as zinc finger DNA binding proteins, or ZFPs. We believe that ZFPs can be targeted to virtually any gene in the human genome or the genome of any other organism. Our scientists use engineered ZFPs to make ZFP transcription factors, or ZFP TFs, which are proteins that bind to DNA and are able to turn genes on or off. Additionally, ZFPs may be engineered to create zinc finger nucleases, or ZFNs. Engineered ZFNs can precisely cut genomic DNA at a preselected location, facilitating either ZFN mediated gene correction of genes that contain disease-causing mutations, or disruption of genes that facilitate or are responsible for disease pathology. ZFP TFs and ZFNs can also be applied to the regulation and modification of genes relevant to the production of protein pharmaceuticals as well as commercially important plants.

We were incorporated in Delaware in September 1995. From our inception through November 10, 2005, our activities have related primarily to establishing and operating a biotechnology research and development organization and developing relationships with our corporate collaborators. Our revenues have consisted primarily of revenues from our corporate partners for ZFP TFs, contractual payments from strategic partners for research programs and research milestones, and federal government research grant funding.

Our principal offices are located at 501 Canal Boulevard, Suite A100, Richmond, California 94804, and our telephone number there is (510) 970-6000.

For further information regarding us and our financial information, you should refer to our recent filings with the Securities and Exchange Commission. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

Recent Developments

Effective as of October 1, 2005, we entered into a Research License and Commercial Option Agreement with Dow AgroSciences LLC ("DAS"), a wholly owned indirect subsidiary of Dow Chemical Corporation. Under this agreement, we will provide DAS with access to our proprietary ZFP technology and the exclusive right to use our ZFP technology to modify the genomes or alter the nucleic acid or protein expression of plant cells, plants, or plant cell cultures. We will retain all rights to use plants or plant-derived products to deliver ZFP TFs or nucleases into human or animals for diagnostic, therapeutic, or prophylactic purposes.

Our agreement with DAS provides for an initial three-year research term during which DAS and we will work together to validate and optimize the application of our ZFP technology to plants, plant cells and plant cell cultures. A joint committee having equal representation from us and DAS will oversee this research. During the initial three-year research term, DAS will have the option to obtain a commercial license to sell products incorporating or derived from plant cells generated using our ZFP technology, including agricultural crops, industrial products and plant-derived biopharmaceuticals. This commercial license will be exclusive for all such products other than animal and human health products. In the event that DAS exercises this option, DAS may elect to extend the research program beyond the initial three-year term on a year-to-year basis.

Pursuant to the Research License and Commercial Option Agreement, DAS made an initial cash payment to us of $7.5 million and will purchase up to $4 million of our common stock in this offering. In addition, DAS will provide between $4 and $6 million in research funding over the initial three-year research term and may make up to an additional $4 million in research milestone payments to us during this same period, depending on the success of the research program. In the event that DAS elects to extend the research program beyond the initial three-year term, DAS will provide additional research funding. If DAS exercises its option to obtain a commercial license, we will be entitled to a one-time exercise fee of $6 million as well as minimum annual payments totaling up to $25.25 million, development and commercialization milestone payments for each product, and royalties on sales of products. Furthermore, DAS will have the right to sublicense our ZFP technology to third parties for use in plant cells, plants, or plant cell cultures, and we will be entitled to twenty five percent (25%) of any cash consideration received by DAS under such sublicenses.

We have agreed to supply DAS and its sublicensees with ZFP transcription factors and/or nucleases for both research and commercial use. If DAS exercises its option to obtain a commercial license, DAS may request that we transfer, at DAS's expense, the ZFP manufacturing technology to DAS or to a mutually agreed-upon contract manufacturer.

The Research License and Commercial Option Agreement will terminate automatically if DAS fails to exercise its option for a commercial license by end the initial three-year research term. DAS may also terminate the agreement at the end of the second year of the initial research term if the joint committee overseeing the research determines that disappointing research results have made it unlikely that DAS will exercise the option; we are guaranteed to receive $4 million in research funding from DAS prior to such a termination. Following DAS's exercise of the option and payment of the exercise fee, DAS may terminate the agreement at any time. In addition, each party may terminate the agreement upon an uncured material breach of the other party. In the event of any termination of the agreement, all rights to use our ZFP technology will revert to us, and DAS will no longer be permitted to practice our ZFP technology or to develop or, except in limited circumstances, commercialize any products derived from our ZFP technology.

The performance of the Research License and Commercial Option Agreement and the benefits that may be derived by us from this agreement are subject to many uncertainties. See "Risks Related to Our Business—Uncertainties relating to the performance of the Research License and Commercial Option Agreement may cause the benefits under this agreement to be limited" on page S-20.

THE OFFERING

Common stock offered by us	5,080,000 shares
Common stock to be outstanding after this offering	30,556,162 shares
Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including support for our continuing research and development, commercialization activities, business development activities and, if opportunities arise, acquisitions of businesses, products, technologies or licenses that are complementary to our business. See "Use of Proceeds" on page S-24.
Nasdaq National Market symbol	SGMO

The number of shares of common stock to be outstanding after this offering is based on 25,476,162 shares outstanding on November 10, 2005. It excludes:

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  3,350,454 shares of common stock issuable upon exercise of options outstanding as of November 10, 2005, of which 2,272,193 are exercisable under our 2004 stock option plan, at a weighted average exercise price of $5.91 per share;

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  3,906,586 shares available for grant as of November 10, 2005 under our 2004 stock option plan;

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  1,158,861 shares available for grant as of November 10, 2005 under our employee stock purchase plan; and

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  235,849 shares offered for sale to Michael Wood at a purchase price of $4.24 per share.

RISK FACTORS

An investment in the shares of common stock involves a high degree of risk. You should carefully consider the information set forth below before investing in our common stock. The trading price of our common stock could decline due to any of these risks, and you may lose some or all of your investment.

Risks Related to our Business

We have increased the focus of our research and development programs on human therapeutics, which may increase operating expenditures and the uncertainty of our business.

We are increasing the emphasis and focus of our research and development activities on ZFP Therapeutics and have fewer resources invested in our enabling technology programs. In the short term, this change in resource allocation may reduce our revenues and increase operating expenditures due to larger financial outlays to fund preclinical studies, manufacturing, and clinical research. The transition will also increase the visibility of our lead therapeutic programs and the potential impact on the stock price of news releases relating to these programs.

We are conducting proprietary research to discover ZFP Therapeutic product candidates. These programs increase our financial risk of product failure, may significantly increase our research expenditures, and may involve conflicts with our collaborators and strategic partners.

Our proprietary research programs consist of research which is funded solely by us and where we retain exclusive rights to therapeutic products generated by the research. This is in contrast to certain of our research programs that may be funded by corporate partners and in which we may share rights to any resulting products. We have conducted proprietary research since inception, and we continue to place greater emphasis on proprietary research and therapeutic development programs. We expect this to continue in 2006 as we continue to initiate and prosecute our human clinical trials. Conducting proprietary research programs may not generate corresponding revenue and may create conflicts with our collaborators or strategic partners. The implementation of this strategy will involve substantially greater business risks, the expenditure of significantly greater funds than our historic research activities and will require substantial commitments of time from our management and staff. In addition, disagreements with our collaborators or strategic partners could develop over rights to our intellectual property with respect to our proprietary research activities. Any conflict with our collaborators or strategic partners could reduce our ability to enter into future collaboration or strategic partnering agreements and negatively impact our relationship with existing collaborators and strategic partners, which could reduce our revenue and delay or terminate our product development.

An example of a disagreement with a partner occurred with Edwards Lifesciences Corporation. As disclosed in our periodic reports filed in 2005, we have a therapeutic product development agreement with Edwards Lifesciences. Under the agreement, we have licensed to Edwards Lifesciences, on a worldwide exclusive basis, ZFP Therapeutics "for the activation of VEGF and VEGF receptors for the treatment and prevention of ischemic cardiovascular and vascular disease in humans." We have retained all rights to use our technology for all therapeutic applications of VEGF activation outside of the treatment and prevention of ischemic cardiovascular and vascular disease in humans. During the first quarter of 2005, Sangamo commenced a Phase I clinical trial for the treatment of diabetic neuropathy using a ZFP Therapeutic for the activation of VEGF. Edwards Lifesciences has stated that its rights include diabetic neuropathy and consequently our activities relating to diabetic neuropathy constitute a breach of the agreement. We strongly disagree with the Edwards Lifesciences' assertion because diabetic neuropathy is a neurological disease and not an ischemic vascular disease and therefore is outside the scope of the Edwards Lifesciences license. Sangamo and Edwards Lifesciences are in discussions regarding this issue.

We have initiated a Phase I clinical trial of a ZFP Therapeutic, as has our partner, Edwards Lifesciences. ZFP Therapeutics have never before been tested in humans. If any of our lead ZFP Therapeutic fails its initial safety study, it could reduce our ability to attract new investors and corporate partners.

Edwards Lifesciences filed an investigational new drug (IND) application with the U.S. Food and Drug Administration, or FDA, on February 10, 2004 and initiated the first Phase I ZFP Therapeutic clinical trial in humans in August, 2004. Edwards Lifesciences initiated a second ZFP Therapeutic clinical trial in 2005. We also began a Phase I clinical trial of our ZFP Therapeutic for diabetic neuropathy in 2005. Results from ZFP Therapeutics clinical trials will be a highly visible test of our ZFP Therapeutic approach. Since we have increased our focus on ZFP Therapeutic research and development, investors will increasingly assess the value of our technology based on the continued progress of ZFP Therapeutic products into and through clinical trials. If the initial safety studies of our lead therapeutics were halted due to safety concerns, this would negatively affect the value of our stock.

Our collaborators may control aspects of our clinical trials, which could result in delays and other obstacles in the commercialization of our proposed products.

For some programs we are dependent on third party collaborators to design and conduct our clinical trials. As a result, we may not be able to conduct these programs in the manner or on the time schedule we currently contemplate. In addition, if any of these collaborative partners withdraw support for our programs or proposed products or otherwise impair their development, our business could be negatively affected.

We have limited experience in conducting clinical trials, and we may encounter unanticipated toxicity or adverse events or fail to demonstrate the efficacy or safety that cause us to delay, suspend or terminate the development of our ZFP Therapeutics.

Our ZFP Therapeutics may fail to show the desired safety and efficacy in initial clinical trials. Even if we successfully complete Phase I trials, the FDA will require additional Phase II and Phase III clinical testing which involves significantly greater resources, commitments and expertise that may require us to enter into a collaborative relationship with a pharmaceutical company that would assume responsibility for late-stage development and commercialization.

Our potential therapeutic products are subject to a lengthy and uncertain regulatory process, and if these potential products are not approved, we will not be able to commercialize those products.

The FDA must approve any human therapeutic products before they can be marketed in the United States. The process for receiving regulatory approval is long and uncertain, and a potential product may not withstand the rigors of testing under the regulatory approval processes.

Before commencing clinical trials in humans we, or our commercial partner, must submit an investigational new drug application to the FDA. The FDA has 30 days to comment on the investigational new drug application. If the FDA does not comment on the investigational new drug application we, or our commercial partner, may begin clinical trials.

Clinical trials are subject to oversight by institutional review boards and the FDA. In addition, our proposed clinical studies will require review from the Recombinant DNA Advisory Committee, or RAC, which is the advisory board to the National Institutes of Health, or NIH, focusing on clinical trials involving gene transfer. We will typically submit a proposed clinical protocol and other product-

related information to the RAC three to six months prior to the expected investigational new drug application filing date.

Clinical trials:

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  must be conducted in conformance with the FDA's good clinical practices and other applicable regulations;

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  must meet requirements for institutional review board oversight;

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  must follow Institutional Biosafety Committee and NIH RAC guidelines;

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  must meet requirements for informed consent;

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  are subject to continuing FDA oversight;

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  may require large numbers of test subjects; and

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  may be suspended by our commercial partner, the FDA, or us at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

Clinical trials are lengthy and are typically conducted in three sequential phases, but the phases may overlap or be combined. Each trial must be reviewed and approved by an independent ethics committee or institutional review board before it can begin. Phase I usually involves the initial introduction of the investigational drug into healthy volunteers or patients to evaluate certain factors, including its safety, dosage tolerance and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to evaluate dosage tolerance and appropriate dosage, identify possible adverse effects and safety risks, and evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. Later clinical trials may fail to support the findings of earlier trials, which would delay, limit or prevent regulatory approvals.

While we have stated our intention to file investigational new drug applications during the next several years, this is only a statement of intent, and we may not be able to do so because the associated product candidates may not meet the necessary preclinical requirements. In addition, there can be no assurance that, once filed, an investigational new drug application will result in the actual initiation of clinical trials.

We may not be able to find acceptable patients or may experience delays in enrolling patients for our clinical trials.

The FDA or we may suspend our clinical trials at any time if either believes that we are exposing the subjects participating in these trials to unacceptable health risks. The FDA or institutional review boards and/or institutional biosafety committees at the medical institutions and healthcare facilities where we sponsor clinical trials may suspend any trial indefinitely if they find deficiencies in the conduct of these trials. The FDA and institutional review boards may also require large numbers of patients, and the FDA may require that we repeat a clinical trial. The results of early Phase I trials are based on a small number of patients over a short period of time, and our success may not be indicative of results in a large number of patients or of long-term efficacy. The results in early phases of clinical testing are based upon limited numbers of patients and a limited follow-up period. For example, the results from the Phase I clinical trial, of our ZFP Therapeutic, SB-509 product, are expected to be available in the first half of 2006. The primary end point of the trial is clinical and laboratory safety, however we expect to be able to collect some preliminary efficacy data. Typically, our Phase I clinical trials for indications of safety enroll less than 50 patients. We anticipate that our Phase II clinical trials for efficacy would typically enroll approximately 100 patients. Actual results with more data points may not confirm favorable results from our earlier stage trials. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late stage clinical trials even after achieving promising results in earlier stage clinical trials. In addition, we do not yet know if early results will have a lasting effect. If a larger population of patients does not experience positive results, or if these results do not have a lasting effect, our products may not receive approval from the FDA. Failure to demonstrate the safety and effectiveness of our gene based products in larger patient populations could have a material adverse effect on our business that would cause our stock price to decline significantly.

We cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates, therefore we cannot predict the timing of any future revenue from these product candidates.

We cannot commercialize any of our product candidates to generate revenue until the appropriate regulatory authorities have reviewed and approved the applications for the product candidates. We cannot assure you that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate that we, or our collaborators, develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Regulatory approval processes outside the United States include all of the risks associated with the FDA approval process. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Our gene regulation and gene modification technology is relatively new, and if we are unable to use this technology in all our intended applications, it would limit our revenue opportunities.

Our technology involves a relatively new approach to gene regulation and gene modification. Although we have generated ZFP TFs for hundreds of gene sequences, we have not created ZFP TFs for all gene sequences and may not be able do so, which could limit the usefulness of our technology. In addition, while we have demonstrated the function of engineered ZFP TFs in mammalian cell culture, yeast, insects, plants, and animals, we have not yet done so in humans, and the failure to do so could restrict our ability to develop commercially viable products. If we, and our collaborators or strategic partners, are unable to extend our results to new commercially important genes, experimental animal models, and human clinical studies, we may be unable to use our technology in all its intended applications. Also, delivery of ZFP TFs and ZFNs into cells and organisms, including humans, in these and other environments is limited by a number of technical hurdles, which we may be unable to surmount. This is a particular challenge for therapeutic applications of our technology that will require the use of gene transfer systems that may not be effective for the delivery of our ZFP TFs or ZFNs in a particular therapeutic application.

The expected value and utility of our ZFP TFs and ZFNs is in part based on our belief that the targeted or specific regulation of gene expression and targeted gene modification may enable us to develop a new therapeutic approach as well as to help scientists better understand the role of human, animal, and other genes in disease and to aid their efforts in drug discovery and development. We also believe that the regulation of gene expression and targeted gene insertion will have utility in agricultural applications. There is only a limited understanding of the role of specific genes in all these fields. Life sciences companies have developed or commercialized only a few products in any of these fields based on results from genomic research or the ability to regulate gene expression. We, our collaborators, or our strategic partners may not be able to use our technology to identify and validate drug targets or to develop commercial products in the intended markets.

We are currently engaged in the research and development of a new application of our technology platform: ZFP-mediated gene modification using ZFNs to effect either gene correction or gene disruption. Using this technique, Sangamo scientists have engineered gene-specific ZFNs to cut DNA at a specific site within a target gene, and to then to either correct the adjacent sequences with newly synthesized DNA copied from an introduced DNA template, gene correction, or to rejoin the two ends of the break which frequently results in the disruption of the gene's function. In so doing, we are attempting to "correct" an abnormal or disease- related mutation or DNA sequence or to disrupt a gene that is involved in disease pathology. ZFN-mediated gene modification is at an early stage of development. Our scientists have shown ZFN-mediated gene modification to work in isolated cells; however, a significant amount of additional research will be needed before this technique can be evaluated in animals or plants and subsequently tested for applications in human healthcare and plant agriculture.

We may be unable to license gene transfer technologies that we may need to commercialize our ZFP TF technology.

In order to regulate a gene in a cell, the ZFP TF or ZFN must be efficiently delivered to the cell. We have licensed certain gene transfer technologies for use with our Enabling Technologies, which are ZFP TFs and ZFNs used in pharmaceutical discovery research and protein production. We are evaluating these systems and other technologies which may need to be used in the delivery of ZFP TFs or ZFNs into cells for in vitro and in vivo applications, including ZFP Therapeutics. However, we may not be able to license the gene transfer technologies required to develop and commercialize our ZFP Therapeutics. We have not developed our own gene transfer technologies, and we rely on our ability to enter into license agreements to provide us with rights to the necessary gene transfer technology. The inability to obtain a license to use gene transfer technologies with entities which own such technology on reasonable commercial terms, if at all, could delay or prevent the preclinical evaluation, clinical testing, and/or commercialization of our therapeutic product candidates.

We do not currently have the infrastructure or capability to manufacture therapeutic products on a commercial scale.

In order for us to commercialize these products directly, we would need to develop, or obtain through outsourcing arrangements, the capability to execute all of these functions. If we are unable to develop or otherwise obtain the requisite preclinical, clinical, regulatory, manufacturing, marketing, and sales capabilities, we would be unable to directly commercialize our therapeutics products which would limit our future growth.

Even if our technology proves to be effective, it still may not lead to commercially viable products.

Even if our collaborators or strategic partners are successful in using our ZFP technology in drug discovery, protein production, therapeutic development, or plant agriculture, they may not be able to commercialize the resulting products or may decide to use other methods competitive with our technology. To date, no company has received marketing approval or has developed or commercialized any therapeutic or agricultural products based on our technology. The failure of our technology to provide safe, effective, useful, or commercially viable approaches to the discovery and development of these products would significantly limit our business and future growth and would adversely affect our value.

Even if our product development efforts are successful and even if the requisite regulatory approvals are obtained, our ZFP Therapeutics may not gain market acceptance among physicians, patients, healthcare payers and the medical community.

A number of additional factors may limit the market acceptance of products including the following:

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  rate of adoption by healthcare practitioners;

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  rate of a product's acceptance by the target population;

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  timing of market entry relative to competitive products;

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  availability of alternative therapies;

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  price of our product relative to alternative therapies;

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  availability of third-party reimbursement;

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  extent of marketing efforts by us and third-party distributors or agents retained by us; and

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  side effects or unfavorable publicity concerning our products or similar products.

Adverse events in the field of gene therapy may negatively impact regulatory approval or public perception of our potential products.

Our potential therapeutic products are delivered to patients as gene-based drugs, or gene therapy. The clinical and commercial success of our potential products will depend in part on public acceptance of the use of gene therapy for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and, consequently, our products may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy in general could result in greater government regulation and stricter labeling requirements of gene therapy products, including any of our products, and could cause a decrease in the demand for any products we may develop.

Our stock price is also influenced by public perception. Reports of serious adverse events in a retroviral gene transfer trial for infants with X-linked severe combined immunodeficiency (X-linked SCID) in France and subsequent FDA actions putting related trials on hold in the United States had a significant negative impact on the public perception and stock price of certain companies involved in gene therapy. Stock prices of these companies declined whether or not the specific company was involved with retroviral gene transfer for the treatment of infants with X-linked SCID, or whether the specific company's clinical trials were placed on hold in connection with these events.

Other potential adverse events in the field of gene therapy may occur in the future that could result in greater governmental regulation of our potential products and potential regulatory delays relating to the testing or approval of our potential products.

We are at the development phase of operations and may not succeed or become profitable.

We began operations in 1995 and are in the early phases of ZFP Therapeutic product development. We have incurred significant losses and our net losses to date and our revenues have been generated from enabling technology agreements, strategic partners, and federal government research grants. Since 2004, we have placed more emphasis on higher-value therapeutic product development and related strategic partnerships. This shift in emphasis has the potential to increase the return on investment to our stockholders by allocating capital resources to higher value, therapeutic product development activities. At the same time, it increases our financial risk by increasing expenses associated with product development. In addition, the preclinical or clinical failure of any single product may have a significant effect on the actual or perceived value of our shares. Our business is subject to all of the risks inherent in the development of a new technology, which include the need to:

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  attract and retain qualified scientific and technical staff and management, particularly scientific staff with expertise to develop our early-stage technology into therapeutic products;

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  obtain sufficient capital to support the expense of developing our technology platform and developing, testing, and commercializing products;

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  develop a market for our products;

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  successfully transition from a company with a research focus to a company capable of supporting commercial activities; and

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  attract and enter into research collaborations with research and academic institutions and scientists.

Commercialization of our technologies will depend, in part, on strategic partnering with other companies. If we are not able to find strategic partners in the future or our strategic partners do not diligently pursue product development efforts, we may not be able to develop our technologies or products, which could slow our growth and decrease our value.

We expect to rely, to some extent, on our strategic partners to provide funding in support of our research and to perform independent research and preclinical and clinical testing. Our technology is broad based, and we do not currently possess the resources necessary to fully develop and commercialize potential products that may result from our technologies or the resources or capabilities to complete the lengthy marketing approval processes that may be required for the products. Therefore, we plan to rely on strategic partnerships to help us develop and commercialize ZFP Therapeutic products. If those partners are unable or unwilling to advance our programs, or if they do not diligently pursue product approval, this may slow our progress and defer our revenues. Our partners may sublicense or abandon development programs or we may have disagreements with our partners, which would cause associated product development to slow or cease. There can be no assurance that we will be able to establish additional strategic collaborations for ZFP Therapeutic product development. We may require significant time to secure additional collaborations or strategic partners because we need to effectively market the benefits of our technology to these future collaborators and strategic partners, which use the time and efforts of research and development personnel and our management. Further, each collaboration or strategic partnering arrangement will involve the negotiation of terms that may be unique to each collaborator or strategic partner. These business development efforts may not result in a collaboration or strategic partnership.

The loss of our current or any future strategic partnering agreements would not only delay or terminate the potential development or commercialization of products we may derive from our technologies, but it may also delay or terminate our ability to test ZFP TFs for specific genes. If any strategic partner fails to conduct the collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated. Our existing strategic partnering agreements are based on the achievement of milestones. Under the strategic partnering agreements, we expect to receive revenue for the research and development of a ZFP Therapeutic product and based on achievement of specific milestones. Achieving these milestones will depend, in part, on the efforts of our strategic partner as well as our own. In contrast, our historic enabling technology agreements only pay us to supply ZFP TFs for the collaborator's independent use, rather than for future results of the collaborator's efforts. If we, or any strategic partner, fail to meet specific milestones, then the strategic partnership may be terminated, which could decrease our revenues.

If our competitors develop, acquire, or market technologies or products that are more effective than ours, this would reduce or eliminate our commercial opportunity.

Any products that we or our collaborators or strategic partners develop by using our ZFP technology platform will enter into highly competitive markets. Even if we are able to generate ZFP Therapeutics that are safe and effective for their intended use, competing technologies may prove to be more effective or less expensive, which, to the extent these competing technologies achieve market acceptance, will limit our revenue opportunities. In some cases, competing technologies have proven to be satisfactorily effective and less expensive, as has been the case with technologies competitive with our Enabling Technology. The effectiveness of these competing products has reduced the revenues generated by our Enabling Technology. Competing technologies may include other methods of regulating gene expression or modifying genes. ZFP TFs and ZFNs have broad application in the life sciences and compete with a broad array of new technologies and approaches being applied to genetic research by many companies. Competing proprietary technologies with our product development focus include:

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  For ZFP Therapeutics:

    –
    small molecule drugs

    –
    monoclonal antibodies

    –
    recombinant proteins

    –
    antisense

    –
    siRNA approaches

  •
  For our enabling technology applications:

    –
    For target validation: antisense, siRNA

    –
    For protein production: gene amplification, meganucleases, insulator technology

    –
    For high throughput screening: cDNA, naturally occurring cell lines, gene amplification

  •
  For our plant agricultural applications:

    –
    random mutagenesis

    –
    traditional breeding methods

      –
      RNAi

      –
      meganucleases

      –
      Target-induced local lesions in genomes (TILLING)

  •
  In addition to possessing competing technologies, our competitors include biotechnology companies with:

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    substantially greater capital resources than ours

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    larger research and development staffs and facilities than ours

    –
    greater experience in product development and in obtaining regulatory approvals and patent protection

    –
    These organizations also compete with us to:

    –
    attract qualified personnel

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    attract parties for acquisitions, joint ventures or other collaborations

    –
    license the proprietary technologies of academic and research institutions that are competitive with our technology, which may preclude us from pursuing similar opportunities

Accordingly, our competitors may succeed in obtaining patent protection or commercializing products before us. In addition, any products that we develop may compete with existing products or services that are well established in the marketplace.

Our collaborators or strategic partners may decide to adopt alternative technologies or may be unable to develop commercially viable products with our technology, which would negatively impact our revenues and our strategy to develop these products.

Our collaborators or strategic partners may adopt alternative technologies, which could decrease the marketability of ZFP technology. Additionally, because many of our collaborators or strategic partners are likely to be working on more than one development project, they could choose to shift their resources to projects other than those they are working on with us. If they do so, that would delay our ability to test our technology and would delay or terminate the development of potential products based on our ZFP technology. Further, our collaborators and strategic partners may elect not to develop products arising out of our collaborative and strategic partnering arrangements or to devote sufficient resources to the development, manufacturing, marketing, or sale of these products. If any of these events occur, we may not be able to develop our technologies or commercialize our products.

We anticipate continuing to incur operating losses for the next several years. If material losses continue for a significant period, we may be unable to continue our operations.

We have generated operating losses since we began operations in 1995. The extent of our future losses and the timing of profitability are uncertain, and we expect to incur losses for the foreseeable future. We have been engaged in developing our ZFP TF technology since inception, which has and will continue to require significant research and development expenditures. To date, we have generated our revenues from Universal GeneTools® collaboration agreements, strategic partnering agreements, and federal government research grants. As of September 30, 2005, we had an accumulated deficit of approximately $107.7 million. We expect to incur losses for the foreseeable future. These losses will increase as we expand and extend our research and development activities into human therapeutic product development. If the time required to generate significant product revenues and achieve profitability is longer than we currently anticipate, we may not be able to sustain our operations.

We may be unable to raise additional capital, which would harm our ability to develop our technology and products.

We have incurred significant operating losses and negative operating cash flows since inception and have not achieved profitability. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and ZFP Therapeutic product development activities. While we believe our financial resources will be adequate to sustain our current operations at least through 2006, we may seek additional sources of capital through equity or debt financing. In addition, as we focus our efforts on proprietary human therapeutics, we will need to seek FDA approval of potential products, a process that could cost in excess of $100 million per product. We cannot be certain that we will be able to obtain financing on terms acceptable to us, or at all. If adequate funds are not available, our business and our ability to develop our technology and ZFP Therapeutic products would be harmed.

Our stock price has been volatile and may continue to be volatile, which could result in substantial losses for investors.

During the past two years, our common stock price has fluctuated significantly. Volatility in our common stock could cause stockholders to incur substantial losses. An active public market for our common stock may not be sustained, and the market price of our common stock may continue to be highly volatile. The market price of our common stock has fluctuated significantly in response to the following factors, some of which are beyond our control:

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  changes in market valuations of similar companies;

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  deviations in our results of operations from the guidance given by us or estimates of securities analysts;

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  announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts;

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  acquisitions, strategic relationships, joint ventures or capital commitments;

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  regulatory developments;

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  additions or departures of key personnel;

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  announcements by us or our partners providing updates on the progress or development status of ZFP therapeutics;

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  future sales of our common stock or other securities by the company, management or directors, liquidation of institutional funds that comprised large holdings of Sangamo stock; and

  •
  decreases in our cash balances.

Our common stock is thinly traded, which means large transactions in our common stock may be difficult to conduct in a short time frame.

We have a low volume of daily trades in our common stock on the Nasdaq National Market. For example, the average daily trading volume in our common stock on the Nasdaq National Market over the ten-day trading period prior to October 27, 2005 was less than 20,000 shares per day. Any large transactions in our common stock may be difficult to conduct and may cause significant fluctuations in the price of our common stock.

Failure to attract, retain, and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our research and development efforts.

We are a small company with 55 full-time employees as of November 10, 2005, and our success depends on our continued ability to attract, retain, and motivate highly qualified management and scientific personnel and our ability to develop and maintain important relationships with leading research and academic institutions and scientists. Competition for personnel and academic and other research collaborations is intense. The success of our technology development programs depends on our ability to attract and retain highly trained personnel and we have experienced a rate of employee turnover that we believe is typical of emerging biotechnology companies. If we lose the services of personnel with the necessary skills, it could significantly impede the achievement of our research and development objectives. We are not presently aware of any plans of specific employees to retire or otherwise leave the company. If we fail to negotiate additional acceptable collaborations with academic and other research institutions and scientists, or if our existing collaborations are unsuccessful, our ZFP Therapeutic development programs may be delayed or may not succeed.

If conflicts arise between us and our collaborators, strategic partners, scientific advisors, or directors, these parties may act in their self-interest, which may limit our ability to implement our strategies.

If conflicts arise between our corporate or academic collaborators, strategic partners, or scientific advisors or directors and us, the other party may act in its self-interest, which may limit our ability to implement our strategies. Some of our academic collaborators and strategic partners are conducting multiple product development efforts within each area that is the subject of the collaboration with us. Our collaborators or strategic partners, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or strategic partners or to which the collaborators or strategic partners have rights, may result in the withdrawal of partner support for our product candidates.

Some of our collaborators or strategic partners could also become competitors in the future. Our collaborators or strategic partners could develop competing products, preclude us from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely, or fail to devote sufficient resources to the development and commercialization of products. Any of these developments could harm our product development efforts.

Because it is difficult and costly to protect our proprietary rights, and third parties have filed patent applications that are similar to ours, we cannot ensure the proprietary protection of our technologies and products.

Our commercial success will depend in part on obtaining patent protection of our technology and successfully defending any of our patents which may be challenged. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and can involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims allowed in patents we own or license.

We are a party to various license agreements that give us rights under specified patents and patent applications. Our current licenses, as our future licenses frequently will, contain performance obligations. If we fail to meet those obligations, the licenses could be terminated. If we are unable to continue to license these technologies on commercially reasonable terms, or at all, we may be forced to delay or terminate our product development and research activities. With respect to our present and any future sublicenses, since our rights derive from those granted to our sublicensor, we are subject to the risk that our sublicensor may fail to perform its obligations under the master license or fail to inform us of useful improvements in, or additions to, the underlying intellectual property owned by the original licensor.

We are unable to exercise the same degree of control over intellectual property that we license from third parties as we exercise over our internally developed intellectual property. We generally do not control the prosecution of patent applications that we license from third parties; therefore, the patent applications may not be prosecuted in a timely manner.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

  •
  we or our licensors were the first to make the inventions covered by each of our pending patent applications;

  •
  we or our licensors were the first to file patent applications for these inventions;

  •
  the patents of others will not have an adverse effect on our ability to do business;

  •
  others will not independently develop similar or alternative technologies or reverse engineer any of our products, processes or technologies;

  •
  any of our pending patent applications will result in issued patents;

  •
  any patents issued or licensed to us or our collaborators or strategic partners will provide a basis for commercially viable products or will provide us with any competitive advantages;

  •
  any patents issued or licensed to us will not be challenged and invalidated by third parties; or

  •
  we will develop additional products, processes or technologies that are patentable.

Others have filed and in the future are likely to file patent applications that are similar to ours. We are aware that there are academic groups and other companies that are attempting to develop technology that is based on the use of zinc finger and other DNA binding proteins, and that these groups and companies have filed patent applications. Several patents have been issued, although we have no current plans to use the associated inventions. If these or other patents issue, it is possible that the holder of any patent or patents granted on these applications may bring an infringement action against our collaborators, strategic partners, or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes. The costs of litigating the claim could be substantial. Moreover, we cannot predict whether we, our collaborators, or strategic partners would prevail in any actions. In addition, if the relevant patent claims were upheld as valid and enforceable and our products or processes were found to infringe the patent or patents, we could be prevented from making, using, or selling the relevant product or process unless we could obtain a license or were able to design around the patent claims. We can give no assurance that such a license would be available on commercially reasonable terms, or at all, or that we would be able to successfully design around the relevant patent claims. There may be significant litigation in the genomics industry regarding patent and other intellectual property rights, which could subject us to litigation. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

We cannot guarantee that third parties will not challenge our intellectual property. One of our licensed patents, European Patent No. 0 682 699, entitled "Functional Domains in Flavobacterium okeanokoites Restriction Endonuclease" was granted on May 7, 2003 and covers certain technologies used in our programs in targeted recombination and gene correction. We have been notified informally by the EPO that this patent has been provisionally revoked as a result of an opposition proceeding. Upon receipt of official notice of revocation, we will appeal this decision. These developments apply only to Europe and do not affect our ability to practice our targeted recombination and gene correction programs in Europe. If our appeal is ultimately unsuccessful, our ability to exclude potential competitors in the field of targeted recombination and gene correction in Europe may be limited.

Moreover, we also hold licenses to six US patents to the technology covered by the opposed European patent, and hold licenses to related applications pending in Canada and Japan. Accordingly, any effects of the opposition, up to and including invalidation of the European patent, would be restricted to Europe and would have little, if any, material adverse effect on our business. We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. Trade secrets, however, are difficult to protect. While we require employees, academic collaborators, and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information or enforce these confidentiality agreements.

Our collaborators, strategic partners, and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations and strategic partnerships, then we may not be able to receive patent protection or protect our proprietary information.

Regulatory approval, if granted, may be limited to specific uses or geographic areas, which could limit our ability to generate revenues.

Regulatory approval will be limited to the indicated use for which we can market a product. Further, once regulatory approval for a product is obtained, the product and its manufacturer are subject to continual review. Discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer, and manufacturing facility, including withdrawal of the product from the market. In Japan and Europe, regulatory agencies also set or approve prices.

Even if regulatory clearance of a product is granted, this clearance is limited to those specific states and conditions for which the product is useful, as demonstrated through clinical trials. We cannot ensure that any ZFP Therapeutic product developed by us, alone or with others, will prove to be safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance in a given country. Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities, so we cannot predict whether or when we would be permitted to commercialize our product. These foreign regulatory approval processes include all of the risks associated with FDA clearance described above.

Uncertainties relating to the performance of the Research and Commercial License Option Agreement may cause the benefits under this agreement to be limited.

The Research and Commercial License Option Agreement between us and DAS provides for an initial phase in which DAS and Sangamo will work together to validate and optimize the application of our ZFP technology to plants, plant cells and plant cell cultures. We cannot be certain that DAS and Sangamo will successfully develop the necessary technology for the application of the ZFP technology to plants, plant cells and plant cell cultures or will develop commercially viable products in these fields of use. To the extent we and DAS do not succeed in developing the necessary technology and commercializing products or if DAS elects not to exercise its option for a commercial license regardless of development achievements, our revenue under this agreement will be limited.

This agreement will terminate after 3 years if DAS fails to exercise its option for a commercial license. In addition, it may terminate after only two years if the joint committee determines that disappointing research results make it unlikely for DAS to exercise its commercial license option. The initial cash payment of $7.5 million, $4.0 million purchase of our common stock and $4.0 million in research funding are the only payment obligations under this agreement not subject to achievement of milestones or actions at the sole discretion of DAS.

Our collaborations with outside scientists may be subject to change, which could limit our access to their expertise.

We work with scientific advisors and collaborators at academic research institutions. These scientists are not our employees and may have other commitments that would limit their availability to us. Although our scientific advisors generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services. Although our scientific advisors and academic collaborators sign agreements not to disclose our confidential information, it is possible that some of our valuable proprietary knowledge may become publicly known through them.

Laws or public sentiment may limit the production of genetically modified agricultural products in the future, and these laws could reduce our ability to sell these products.

Genetically modified products are currently subject to public debate and heightened regulatory scrutiny, either of which could prevent or delay production of agricultural products. We may develop genetically modified agricultural products for ourselves or with our strategic partners. The field-testing, production, and marketing of genetically modified plants and plant products are subject to federal, state, local, and foreign governmental regulation. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of our genetically modified products in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays, or other impediments to our product development programs or the commercialization of resulting products.

The FDA currently applies the same regulatory standards to foods developed through genetic engineering as those applied to foods developed through traditional plant breeding. Genetically engineered food products, however, will be subject to pre-market review if these products raise safety questions or are deemed to be food additives. Governmental authorities could also, for social or other purposes, limit the use of genetically modified products created with our gene regulation technology.

Even if we are able to obtain regulatory approval for genetically modified products, our success will also depend on public acceptance of the use of genetically modified products including drugs, plants, and plant products. Claims that genetically modified products are unsafe for consumption or pose a danger to the environment may influence public attitudes. Our genetically modified products may not gain public acceptance. The subject of genetically modified organisms has received negative publicity in the United States and particularly in Europe, and such publicity has aroused public debate. The adverse publicity in Europe could lead to greater regulation and trade restrictions on imports of genetically altered products. Similar adverse public reaction in the United States to genetic research and its resulting products could result in greater domestic regulation and could decrease the demand for our technology and products.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals, and various radioactive compounds typically employed in molecular and cellular biology. We routinely use cells in culture and gene delivery vectors, and we employ small amounts of radioisotopes in trace experiments. Although we maintain up-to-date licensing and training programs, we cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling, or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We currently carry insurance covering claims arising from our use of these materials. However, if we are unable to maintain our insurance coverage at a reasonable cost and with adequate coverage, our insurance may not cover any liability that may arise. We are subject to federal, state, and local laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. To date, we have not experienced significant costs in complying with regulations regarding the use of these materials.

Anti-takeover provisions in our certificate of incorporation and Delaware law could make an acquisition of us more difficult and could prevent attempts by our stockholders to remove or replace current management.

Anti-takeover provisions of Delaware law, our certificate of incorporation and our bylaws and may discourage, delay or prevent a change in control of our company, even if a change in control would be beneficial to our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. In particular, under our certificate of incorporation our board of directors may issue up to 5,000,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Moreover, without any further vote or action on the part of the stockholders, the board of directors would have the authority to determine the price, rights, preferences, privileges, and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over, and harm the rights of, the holders of common stock. Although the issuance of this preferred stock would provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. Similarly, our authorized but unissued common stock is available for future issuance without stockholder approval.

In addition, our certificate of incorporation:

  •
  states that stockholders may not act by written consent but only at a stockholders' meeting;

  •
  establishes advance notice requirements for nominations for election to the board of directors or proposing matters that can be acted upon at stockholders' meetings; and

  •
  limits who may call a special meeting of stockholders.

We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to certain exceptions, that if a person acquires 15% of our voting stock, the person is an "interested stockholder" and may not engage in "business combinations" with us for a period of three years from the time the person acquired 15% or more or our voting stock.

Insiders have substantial control over us and could delay or prevent a change in corporate control.

The interest of management could conflict with the interest of our other stockholders. Our executive officers and directors beneficially own, in the aggregate, approximately 29% of our outstanding common stock. As a result, these stockholders, if they choose to act together, will be able to have a material impact on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of us, which in turn could reduce the market price of our stock.

Terrorist attacks, war, natural disasters and other catastrophic events may negatively impact aspects of our operations, stock price and access to capital.

Threats of terrorist attacks in the United States of America, as well as future events occurring in response to or in connection with them, including, without limitation, future terrorist attacks or threats against United States of America targets, rumors or threats of war, actual conflicts involving the United States of America or its allies, including the on-going U.S. conflicts in Iraq and Afghanistan, further conflicts in the Middle East and in other developing countries, or military or trade disruptions affecting our domestic or foreign suppliers of merchandise, may impact our operations. Our operations also may be affected by natural disasters or other similar events, including floods, hurricanes, earthquakes or fires. Our California facilities, including our corporate offices and principal product development facilities, are located near major earthquake faults. The potential impact of any of these events to our operations includes, among other things, delays or losses in the delivery of products by us and decreased sales of such products. Additionally, any of these events could result in increased volatility in the United States of America and worldwide financial markets and economies. Also, any of these events could result in economic recession in the United States of America or abroad. Any of these occurrences could have a significant impact on our operations, may result in the volatility of the future market price of our common stock and may negatively impact our ability to raise capital.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value. See "Use of Proceeds" at page S-24 for a description of our management's intended use of the proceeds from this offering.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering price of $3.85 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.52 per share in the net tangible book value of the common stock. See "Dilution" at page S-24 for a more detailed discussion of the dilution you will incur in this offering.

We are offering the common stock on a best efforts basis and we cannot be certain that we will raise the full amount contemplated in this offering.

We have retained JMP Securities LLC, Piper Jaffray & Co. and Leerink Swann & Company under a placement agency agreement to act as our exclusive placement agents in connection with this offering. The placement agents are not obligated and do not intend to purchase any of the common stock offered hereby. The closing of this offering is not conditioned on the sale of all of the shares offered hereby, and we may sell all or any portion of such shares. Accordingly, we cannot be certain of the number of shares that will be purchased by investors. We currently anticipate that the closing will take place on November 16, 2005, but we cannot be certain that this will be the case. See "Plan of Distribution."

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $18.0 million, after deducting the placement agency fees and estimated offering expenses and assuming we sell the maximum number of shares offered hereby.

We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, including support for our continuing research and development, commercialization activities, business development activities, and, if opportunities arise, acquisitions of businesses, products, technologies or licenses that are complementary to our business.

The amounts and timing of the expenditures may vary significantly, depending upon numerous factors including our proprietary research and therapeutic programs and our clinical trials as well as the amount of cash used in our operations. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying upon the judgment of our management regarding the application of these proceeds. We reserve the right to change the use of these proceeds.

Pending these uses, we intend to invest the proceeds of this offering in short-term, investment grade interest-bearing securities.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value at September 30, 2005, was $22.4 million, or $0.88 per share, based on 25,452,025 shares of our common stock outstanding. After giving effect to the sale of 5,080,000 shares of common stock by us at a public offering price of $3.85 per share, less the placement agency fees and our estimated offering expenses, our net tangible book value at September 30, 2005, would have been approximately $40.5 million, or $1.33 per share. This represents an immediate increase in the net tangible book value of $0.45 per share to existing stockholders and an immediate dilution of $2.52 per share to investors in this offering. The following table illustrates this per share dilution:

Public offering price per share		$3.85
Net tangible book value per share as of September 30, 2005	$0.88
Increase in net tangible book value per share after the offering	$0.45

Net tangible book value per share after this offering		$1.33
Dilution per share to new investors		$2.52

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated as of November 10, 2005, with JMP Securities LLC, Piper Jaffray & Co. and Leerink Swann & Company. Subject to the terms and conditions contained in the placement agency agreement, JMP Securities, Piper Jaffray and Leerink Swann have agreed to act as the placement agents in connection with the sale of up to 5,080,000 shares of our common stock in this offering. The placement agents are not purchasing or selling any shares by this prospectus supplement and the accompanying prospectus, nor are they required to arrange the purchase or sale of any specific number or dollar amount of the securities, but they have agreed to use their best efforts to arrange for the sale of all 5,080,000 of the shares.

The placement agency agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

We currently anticipate that the closing of the sale of 5,080,000 shares of common stock will take place on or about November 16, 2005. On the scheduled closing date, the following will occur:

  •
  we will receive funds in the amount of the aggregate purchase price; and

  •
  the placement agents will receive the placement agency fees in accordance with the terms of the placement agency agreement.

The placement agents propose to arrange for the sale to one or more purchasers of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus through direct purchase agreements between the purchasers and us. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agents on the date the shares are delivered to the purchasers. The escrow agent will credit all funds it receives to a non-interest bearing account in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934. The escrow agent will not accept any purchaser funds until the date of this prospectus supplement.

We have agreed to pay the placement agents an aggregate fee equal to 6.75% of the gross proceeds from the sale of shares of common stock in this offering. Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than 8.0% of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415. The following table shows the per share and total fees we will pay to the placement agents in connection with the sale of the shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby.

Per share placement agency fees	$0.2598
Maximum offering total	$1,320,165

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total offering fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have agreed to indemnify the placement agents and certain other persons against certain liabilities under the Securities Act of 1933. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

A copy of the placement agency agreement is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with this offering.

The placement agents have informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell shares of our common stock and other securities that they beneficially own, including securities convertible into or exercisable or exchangeable for common stock, for a specified lock-up period following the date of this prospectus supplement—90 days for the Company and 75 days for executive officers and directors. This means that, subject to certain exceptions, for the lock-up period we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of common stock, without the prior written consent of JMP Securities and Piper Jaffray. Notwithstanding the foregoing, if (x) during the last 17 days of such lock-up periods we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16 day period beginning on the last day of the lock-up periods, then in each case the lock-up periods will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless JMP Securities and Piper Jaffray each waives, in writing, such extension. At any time and without public notice, JMP Securities and Piper Jaffray may in their sole discretion release all or some of the securities from these lock-up agreements.

The transfer agent for our common stock is Equiserve, Inc.

Our common stock is traded on the Nasdaq National Market under the symbol "SGMO".

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement has been passed upon for us by Morgan, Lewis & Bockius LLP, San Francisco, California. As of November 10, 2005, members of Morgan, Lewis & Bockius LLP beneficially owned a total of 390,526 shares of our common stock. The placement agents are being represented in connection with this offering by Lowenstein Sandler PC, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus supplement, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus supplement.

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below, and any future filings (other than the portions thereof deemed to be "furnished" to the SEC pursuant to Item 9 or Item 12 of Form 8-K) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

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  our annual report on Form 10-K for the year ended December 31, 2004, filed with the SEC on February 23, 2005;

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  our quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005;

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  our quarterly report on Form 10-Q for the quarter ended June 30, 2005, filed with the SEC on August 9, 2005;

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  our quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on October 28, 2005;

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  our current report on Form 8-K filed with the SEC on October 27, 2005;

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  our current report on Form 8-K filed with the SEC on October 5, 2005;

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  our current report on Form 8-K filed with the SEC on September 14, 2005;

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  our current report on Form 8-K filed with the SEC on June 23, 2005;

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  our current report on Form 8-K filed with the SEC on June 21, 2005;

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  our current report on Form 8-K filed with the SEC on June 13, 2005;

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  our current report on Form 8-K filed with the SEC on June 8, 2005;

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  our current report on Form 8-K filed with the SEC on June 1, 2005;

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  our current report on Form 8-K filed with the SEC on May 26, 2005;

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  our current report on Form 8-K filed with the SEC on May 5, 2005;

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  our current report on Form 8-K filed with the SEC on April 5, 2005;

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  our current report on Form 8-K filed with the SEC on March 9, 2005;

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  our current report on Form 8-K filed with the SEC on March 1, 2005;

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  our current report on Form 8-K filed with the SEC on January 10, 2005;

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  our current report on Form 8-K filed with the SEC on January 5, 2005;

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  our current report on Form 8-K filed with the SEC on January 4, 2005; and

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  the description of our common stock contained in our registration statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934 with the SEC on March 31, 2000, including any amendment or reports filed for the purpose of updating such description.

To the extent that any statement in this prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement, the statement in this prospectus supplement shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement, the accompanying prospectus or the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement or the accompanying prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus supplement or the accompanying prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus supplement or the accompanying prospectus by reference). You should direct any requests for copies to:

Sangamo BioSciences, Inc.
Attn: Investor Relations
501 Canal Boulevard, Suite A100
Richmond, CA 94804
(510) 970-6000

PROSPECTUS

SANGAMO BIOSCIENCES, INC.

$30,000,000
of
Common Stock and Warrants

        We may offer the shares of common stock and warrants to purchase shares of common stock covered by this prospectus from time to time in one or more issuances. We refer to the common stock and warrants to purchase common stock collectively as the securities.

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add information or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the documents incorporated by reference and described under the heading "Where You Can Find More Information" before you make your investment decision.

        We will sell the securities to underwriters or dealers, through agents, or directly to investors.

        An investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider the risk factors described on pages 3-14 of this prospectus.

        Our common stock trades on the Nasdaq National Market under the symbol SGMO. On April 26, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $6.74.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2004.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may sell any combination of securities described in this prospectus from time to time for an aggregate offering price of up to $30,000,000.

        You should rely only on the information contained in or specifically incorporated by reference into this prospectus or a supplement. No dealer, sales person or other individual has been authorized to give any information or to make any representations not contained in this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us.

        This prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

        The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        Some statements contained in this prospectus are forward-looking with respect to our operations, economic performance and financial condition. Statements that are forward-looking in nature should be read with caution because they involve risks and uncertainties, which are included, for example, in specific and general discussions about:

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  our strategy;

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  sufficiency of our cash resources;

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  product development;

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  revenues from existing and new collaborations;

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  our research and development and other expenses;

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  our operational and legal risks; and

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  our plans, objectives, expectations and intentions and any other statements that are not historical facts.

        Various terms and expressions similar to them are intended to identify these cautionary statements. These terms include: "anticipates," "believes," "continues," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should" and "will." Actual results may differ materially from those expressed or implied in those statements. Factors that could cause these differences include, but are not limited to, those discussed under "Risk Factors." Sangamo undertakes no obligation to publicly release any revisions to forward-looking statements to reflect events or circumstances arising after the date of this prospectus.

ABOUT SANGAMO BIOSCIENCES, INC.

        Sangamo is a leader in the research, development, and commercialization of DNA binding proteins for the therapeutic regulation and repair of disease-associated genes. Our proprietary technology platform is based on the engineering of a naturally occurring class of proteins referred to as zinc finger DNA binding proteins (ZFPs). We believe that ZFPs can be targeted to virtually any gene in the human genome or the genome of any other organism. Our scientists use engineered ZFPs to make ZFP transcription factors, or ZFP TFs, which are proteins that bind to DNA and are able to turn genes on or off. Alternatively, ZFPs may be engineered to create zinc finger nucleases (ZFNs). Engineered ZFNs can precisely cut genomic DNA at a preselected location, facilitating the transfer of "corrected" or "donor" genetic information into the site and thus may allow the repair or correction of genes which carry disease-causing mutations.

        We were incorporated in Delaware in September 1995. From our inception through April 27, 2004, our activities have related primarily to establishing and operating a biotechnology research and development organization and developing relationships with our corporate collaborators. Our revenues have consisted primarily of revenues from our corporate partners for ZFP TFs, contractual payments from strategic partners for research programs and research milestones, and federal government research grant funding.

        Our principal offices are located at 501 Canal Boulevard, Suite A100, Richmond, California 94804, and our telephone number there is (510) 970-6000.

RISK FACTORS

        An investment in the securities offered through this prospectus involves certain risks. You should carefully consider the following risks, as well as other information contained elsewhere in this prospectus or incorporated by referenced in this prospectus and in any accompanying prospectus supplement.

        We are increasing the focus of our research and development programs on human therapeutics, which may increase operating expenditures and the uncertainty of our business. We are increasing the emphasis and focus of our research and development activities on ZFP Therapeutics and are moving away from our historic emphasis on Enabling Technology agreements. In the short term, this change in resource allocation will reduce our revenues and increase operating expenditures due to larger financial outlays to fund preclinical studies, manufacturing, and clinical research. The transition will also increase the visibility of our lead therapeutic programs and the potential impact on the stock price of news releases relating to these programs.

        Our partner, Edwards Lifesciences, is planning to initiate Phase I clinical testing in our lead ZFP Therapeutic program, and ZFP Therapeutics have never before been tested in humans. If our lead ZFP Therapeutic fails its initial safety study, it could damage our ability to attract new investors and corporate partners. Edwards Lifesciences filed an investigational new drug (IND) application with the U.S. Food and Drug Administration (FDA) on February 10, 2004. Under the FDA's review process, the FDA has 30 days to comment on an IND filing. The IND application has completed the 30 day review period and is now active. We expect the principal investigator to begin enrolling patients into the Phase I clinical trial in the second quarter of 2004. The Phase I study of our lead therapeutic will be a highly visible test of the Company's ZFP Therapeutic approach. Since we have increased our focus on ZFP Therapeutic research and development, investors will increasingly assess the value of the Company's technology based on the continued progress of ZFP Therapeutic products into and through clinical trials. If the initial safety study of our lead therapeutic was halted due to safety concerns, this would negatively affect the value of the Company's stock.

        We are conducting proprietary research to discover ZFP Therapeutic product candidates. These programs increase our financial risk of product failure, may significantly increase our research expenditures, and may involve conflicts with our collaborators and strategic partners. Our proprietary research programs consist of research which is funded solely by the Company and where the Company retains exclusive rights to therapeutic products generated by the research. This is in contrast to certain of our research programs that may be funded by corporate partners and in which we may share rights to any resulting products. We have conducted proprietary research since inception, however, in the past year, our strategy has shifted toward placing greater emphasis on proprietary research and we expect this trend will continue in 2004. Conducting proprietary research programs may not generate corresponding revenue and may create conflicts with our collaborators or strategic partners. The implementation of this strategy will involve substantially greater business risks, the expenditure of significantly greater funds than our historic research activities and will require substantial commitments of time from our management and staff.

        In addition, disagreements with our collaborators or strategic partners could develop over rights to our intellectual property with respect to our proprietary research activities. Any conflict with our collaborators or strategic partners could reduce our ability to enter into future collaboration or strategic partnering agreements and negatively impact our relationship with existing collaborators and strategic partners, which could reduce our revenue and delay or terminate our product development.

        Our potential therapeutic products are subject to a lengthy and uncertain regulatory process, and if these potential products are not approved, we will not be able to commercialize those products. The FDA must approve any human therapeutic products before they can be marketed in the United States. The process for receiving regulatory approval is long and uncertain, and a potential product may not withstand the rigors of testing under the regulatory approval processes.

        Before commencing clinical trials in humans, we or our commercial partner must submit an Investigational New Drug (IND) application to the FDA. The FDA has 30 days to comment on the IND. If the FDA does not comment on the IND, we or our commercial partner may begin clinical trials.

        Clinical trials are subject to oversight by institutional review boards and the FDA and:

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  must be conducted in conformance with the FDA's good clinical practices and other applicable regulations;

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  must meet requirements for institutional review board oversight;

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  must meet requirements for informed consent;

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  are subject to continuing FDA oversight;

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  may require large numbers of test subjects; and

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  may be suspended by us, our commercial partner, or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.

        Clinical trials are lengthy and are typically conducted in three sequential phases, but the phases may overlap or be combined. Each trial must be reviewed and approved by an independent ethics committee or institutional review board before it can begin. Phase I usually involves the initial introduction of the investigational drug into healthy volunteers or patients to evaluate certain factors, including its safety, dosage tolerance and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to evaluate dosage tolerance and appropriate dosage, identify possible adverse effects and safety risks, and evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. Later clinical trials may fail to support the findings of earlier trials, which would delay, limit or prevent regulatory approvals.

        While we have stated our intention to file IND applications during the next several years, this is only a statement of intent, and we may not be able to do so because the associated product candidates may not meet the necessary preclinical requirements. In addition, there can be no assurance that, once filed, an IND application will result in the actual initiation of clinical trials.

        In addition, our proposed clinical studies will require review from the Recombinant DNA Advisory Committee, or RAC, which is the advisory board to the National Institutes of Health, or NIH, focusing on clinical trials involving gene transfer. We will typically submit a proposed clinical protocol and other product-related information to the RAC three to six months prior to the expected IND filing date.

        Our gene regulation technology is relatively new, and if we are unable to use this technology in all our intended applications, it would limit our revenue opportunities. Our technology involves a relatively new approach to gene regulation. Although we have generated ZFP TFs for hundreds of gene sequences, we have not created ZFP TFs for all gene sequences and may not be able do so, which could limit the usefulness of our technology. In addition, while we have demonstrated the function of engineered ZFP TFs in mammalian cell culture, yeast, insects, plants, and animals, we have not yet done so in humans, and the failure to do so could restrict our ability to develop commercially viable products. If we, and our collaborators or strategic partners, are unable to extend our results to new commercially important genes, experimental animal models, and human clinical studies, we may be unable to use our technology in all its intended applications. Also, delivery of ZFP TFs into cells and organisms, including humans, in these and other environments is limited by a number of technical challenges, which we may be unable to surmount. This is a particular challenge for therapeutic applications of our technology that will require the use of gene transfer systems that may not be effective for the delivery of our ZFP TFs in a particular therapeutic application.

        The expected value and utility of our ZFP TFs is in part based on our belief that the targeted or specific regulation of gene expression and targeted gene repair may enable us to develop a new therapeutic approach as well as to help scientists better understand the role of human, animal, and other genes in disease and to aid their efforts in drug discovery and development. We also believe that the regulation of gene expression and targeted gene insertion will have utility in agricultural applications. There is only a limited understanding of the role of specific genes in all these fields. Life sciences companies have developed or commercialized only a few products in any of these fields based on results from genomic research or the ability to regulate gene expression. We, our collaborators, or our strategic partners may not be able to use our technology to identify and validate drug targets or to develop commercial products in the intended markets.

        We are currently engaged in the research and development of a new application of our technology platform: ZFP-mediated gene correction. Using this technique, Sangamo scientists have engineered gene-specific ZFPs to cut DNA at a specific site within a target gene, and to then replace the adjacent sequences with new DNA. In so doing, we are attempting to "repair" or "correct" an abnormal or disease-related mutation or DNA sequence. ZFP-mediated gene correction is at an early stage of development. Our scientists have shown ZFP-mediated gene correction to work in isolated cells; however, a significant amount of additional research will be needed before this technique can be evaluated in animals or plants and subsequently tested for applications in human healthcare and plant agriculture.

        We may be unable to license gene transfer technologies that we may need to commercialize our ZFP TF technology. In order to regulate a gene in a cell, the ZFP TF must be efficiently delivered to the cell. We have licensed certain gene transfer technologies for use with our Enabling Technologies, which are ZFP TFs used in pharmaceutical discovery research and protein production. We are evaluating these systems and other technologies which may need to be used in the delivery of ZFP TFs into cells for in vitro and in vivo applications, including ZFP Therapeutics. However, we may not be able to license the gene transfer technologies required to develop and commercialize our ZFP Therapeutics. We have not developed our own gene transfer technologies, and we rely on our ability to enter into license agreements to provide us with rights to the necessary gene transfer technology. The inability to obtain a license to use gene transfer technologies with entities which own such technology on reasonable commercial terms, if at all, could delay or prevent the preclinical evaluation, clinical testing, and/or commercialization of our therapeutic product candidates.

        We do not currently have the infrastructure or capability to manufacture therapeutic products on a commercial scale. In order for us to commercialize these products directly, we would need to develop, or obtain through outsourcing arrangements, the capability to execute all of these functions. If we are unable to develop or otherwise obtain the requisite preclinical, clinical, regulatory, manufacturing, marketing and sales capabilities, we would be unable to directly commercialize our therapeutics products which would limit our future growth.

        Even if our technology proves to be effective, it still may not lead to commercially viable products. Even if our collaborators or strategic partners are successful in using our ZFP technology in drug discovery, protein production, therapeutic development, or plant agriculture, they may not be able to commercialize the resulting products or may decide to use other methods competitive with our technology. To date, no company has received marketing approval or has developed or commercialized any therapeutic or agricultural products based on our technology. The failure of our technology to provide safe, effective, useful, or commercially viable approaches to the discovery and development of these products would significantly limit our business and future growth and would adversely affect our value.

        Adverse events in the field of gene therapy may negatively impact regulatory approval or public perception of our potential products. Our potential therapeutic products are delivered to patients as gene-based drugs, or gene therapy. The clinical and commercial success of our potential products will depend in part on public acceptance of the use of gene therapy for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and, consequently, our products may not gain the acceptance of the public or the medical community. Negative public reaction to gene therapy in general could result in greater government regulation and stricter labeling requirements of gene therapy products, including any of our products, and could cause a decrease in the demand for any products we may develop.

        Our stock price is also influenced by public perception. Recent reports of serious adverse events in a retroviral gene transfer trial for infants with severe combined immunodeficiency (SCID) in France and subsequent FDA actions putting related trials on hold in the United States had a significant negative impact on the public perception and stock price of certain companies involved in gene therapy. Stock prices of these companies declined whether or not the specific company was involved with retroviral gene transfer for the treatment of infants with SCID, or whether the specific company's clinical trials were put on hold in connection with these events.

        Other potential adverse events in the field of gene therapy may occur in the future that could result in greater governmental regulation of our potential products and potential regulatory delays relating to the testing or approval of our potential products.

        We are at the development phase of operations and may not succeed or become profitable. We began operations in 1995 and are in the early phases of ZFP Therapeutic product development. We have incurred significant losses and our net losses for the past three fiscal years ended 2003, 2002 and 2001 were $10.4 million, $29.8 million and $25.2 million, respectively. To date, our revenues have been generated from Enabling Technology agreements, strategic partners, and federal government research grants. In 2003, we have placed more emphasis on higher-value therapeutic product development and related strategic partnerships and less emphasis on our Universal GeneTools® collaborations. This shift in emphasis has the potential to increase the return on investment to our stockholders by allocating capital resources to higher value, therapeutic product development activities. At the same time, it increases our financial risk by increasing expenses associated with product development. In addition, the preclinical or clinical failure of any single product may have a significant effect on the actual or perceived value of our shares. Our business is subject to all of the risks inherent in the development of a new technology, which include the need to:

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  attract and retain qualified scientific and technical staff and management, particularly scientific staff with expertise to develop our early-stage technology into therapeutic products;

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  obtain sufficient capital to support the expense of developing our technology platform and developing, testing, and commercializing products;

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  develop a market for our products;

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  successfully transition from a company with a research focus to a company capable of supporting commercial activities; and

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  attract and enter into research collaborations with research and academic institutions and scientists.

        Commercialization of our technologies will depend, in part, on strategic partnering with other companies. If we are not able to find strategic partners in the future or our strategic partners do not diligently pursue product development efforts, we may not be able to develop our technologies or products, which could slow our growth and decrease our value. We expect to rely, to some extent, on our strategic partners to provide funding in support of our research and to perform independent research and preclinical and clinical testing. Our technology is broad based, and we do not currently possess the resources necessary to fully develop and commercialize potential products that may result from our technologies or the resources or capabilities to complete the lengthy marketing approval processes that may be required for the products. Therefore, we plan to rely on strategic partnerships to help us develop and commercialize ZFP Therapeutic products. If those partners are unable or unwilling to advance our programs, or if they do not diligently pursue product approval, this may slow our progress and defer our revenues. Our partners may sublicense or abandon development programs, which would cause associated product development to slow or cease. There can be no assurance that we will be able to establish additional strategic collaborations for ZFP Therapeutic product development. We may require significant time to secure additional collaborations or strategic partners because we need to effectively market the benefits of our technology to these future collaborators and strategic partners, which use the time and efforts of research and development personnel and our management. Further, each collaboration or strategic partnering arrangement will involve the negotiation of terms that may be unique to each collaborator or strategic partner. These business development efforts may not result in a collaboration or strategic partnership.

        The loss of our current or any future strategic partnering agreements would not only delay or terminate the potential development or commercialization of products we may derive from our technologies, but it may also delay or terminate our ability to test ZFP TFs for specific genes. If any strategic partner fails to conduct the collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of the affected product candidates or research programs could be delayed or terminated.

        Our existing strategic partnering agreements are, and we would expect any future arrangement to be, based on the achievement of milestones. Under the strategic partnering agreements, we expect to receive revenue for the research and development of a ZFP Therapeutic product based on achievement of specific milestones. Achieving these milestones will depend, in part, on the efforts of our strategic partner as well as our own. In contrast, our historic Enabling Technology agreements only pay us to supply ZFP TFs for the collaborator's independent use, rather than for future results of the collaborator's efforts. If we, or any strategic partner, fail to meet specific milestones, then the strategic partnership may be terminated, which could decrease our revenues.

        If our competitors develop, acquire, or market technologies or products that are more effective than ours, this would reduce or eliminate our commercial opportunity. Any products that we or our collaborators or strategic partners develop by using our ZFP TF technology platform will enter into highly competitive markets. Even if we are able to generate ZFP Therapeutics that are safe and effective for their intended use, competing technologies may prove to be more effective or less expensive, which, to the extent these competing technologies achieve market acceptance, will limit our revenue opportunities. In some cases, competing technologies have proven to be satisfactorily effective and less expensive, as has been the case with technologies competitive with our Universal Gene Tools®. The effectiveness of these competing products has reduced the revenues generated by our Universal Gene Tools®. Competing technologies may include other methods of regulating gene expression. ZFP TFs have broad application in the life sciences and compete with a broad array of new technologies and approaches being applied to genetic research by many companies. Competitive technologies include those used to analyze the expression of genes in cells or tissues, determine gene function, discover new genes, analyze genetic information, and regulate genes. Competing proprietary technologies with our product development focus include:

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  For ZFP Therapeutics: small molecule drugs, monoclonal antibodies, recombinant proteins, antisense and siRNA approaches

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  For our Enabling Technology Applications:

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  Universal GeneTools®: antisense, siRNA

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  high throughput screening: cDNA, naturally occurring cell lines

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  protein production: gene amplification

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  In addition to possessing competing technologies, our competitors include biotechnology companies with:

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  substantially greater capital resources than ours;

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  larger research and development staffs and facilities than ours;

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  greater experience in product development and in obtaining regulatory approvals and patent protection; and

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  These organizations also compete with us to:

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  attract qualified personnel;

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  attract parties for acquisitions, joint ventures or other collaborations; and

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  license the proprietary technologies of academic and research institutions that are competitive with our technology, which may preclude us from pursuing similar opportunities.

        Accordingly, our competitors may succeed in obtaining patent protection or commercializing products before us. In addition, any products that we develop may compete with existing products or services that are well established in the marketplace.

        Our collaborators or strategic partners may decide to adopt alternative technologies or may be unable to develop commercially viable products with our technology, which would negatively impact our revenues and our strategy to develop these products. Our collaborators or strategic partners may adopt alternative technologies, which could decrease the marketability of ZFP technology. Additionally, because many of our collaborators or strategic partners are likely to be working on more than one development project, they could choose to shift their resources to projects other than those they are working on with us. If they do so, that would delay our ability to test our technology and would delay or terminate the development of potential products based on our ZFP technology. Further, our collaborators and strategic partners may elect not to develop products arising out of our collaborative and strategic partnering arrangements or to devote sufficient resources to the development, manufacturing, marketing, or sale of these products. If any of these events occur, we may not be able to develop our technologies or commercialize our products.

        Early commercial application in drug discovery research of our engineered ZFP TFs delivered to our Universal GeneTools® collaborators have not produced useful results in every case. In the past, some of our Universal GeneTools® collaborators were unable to substantiate the effects of our gene regulation technology. Generally, failures were re-evaluated at Sangamo by using our most current approach. In some cases, additional ZFP TFs were designed and tested for these targets, and data were generated at Sangamo, or by our partners, confirming the ability to regulate these targets. However, there can be no assurance that we will be able to regulate all gene targets. Although we have been able to achieve targeted activation or repression of numerous genes, the degree of activation or repression is not always sufficient to allow our collaborators to realize their objectives. If we are unsuccessful in engineering ZFP TFs that achieve positive results for our collaborators or strategic partners, this would significantly harm our business by reducing our revenues.

        We anticipate continuing to incur operating losses for the next several years. If material losses continue for a significant period, we may be unable to continue our operations. We have generated operating losses since we began operations in 1995. The extent of our future losses and the timing of profitability are uncertain, and we expect to incur losses for the foreseeable future. We have been engaged in developing our ZFP TF technology since inception, which has and will continue to require significant research and development expenditures. To date, we have generated our revenues from Universal GeneTools® collaboration agreements, strategic partnering agreements, and federal government research grants. As of December 31, 2003, we had an accumulated deficit of approximately $83.3 million. We expect to incur losses for the foreseeable future. These losses will increase as we expand and extend our research and development activities into human therapeutic product development. If the time required to generate significant product revenues and achieve profitability is longer than we currently anticipate, we may not be able to sustain our operations.

        We may be unable to raise additional capital, which would harm our ability to develop our technology and products. We have incurred significant operating losses and negative operating cash flows since inception and have not achieved profitability. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and ZFP Therapeutic product development activities. While we believe our financial resources will be adequate to sustain our current operations at least through 2005, we may seek additional sources of capital through equity or debt financing. In addition, as we focus our efforts on proprietary human therapeutics, we will need to seek FDA approval of potential products, a process that could cost in excess of $100 million per product. We cannot be certain that we will be able to obtain financing on terms acceptable to us, or at all. If adequate funds are not available, our business and our ability to develop our technology and ZFP Therapeutic products would be harmed.

        Our stock price has been volatile and may continue to be volatile, which could result in substantial losses for investors. During the past two years, our common stock price has fluctuated significantly, ranging from a low of $2.60 to a high of $5.50 during the year ended December 31, 2003, and a low of $1.30 to a high of $10.25 during the year ended December 31, 2002. Volatility in our common stock could cause stockholders to incur substantial losses. An active public market for our common stock may not be sustained, and the market price of our common stock may continue to be highly volatile. The market price of our common stock has fluctuated significantly in response to the following factors, some of which are beyond our control:

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  changes in market valuations of similar companies;

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  deviations in our results of operations from the guidance given by us or estimates of securities analysts;

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  announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

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  regulatory developments;

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  additions or departures of key personnel;

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  announcements by us or our partners providing updates on the progress or development status of ZFP Therapeutics; and

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  future sales of our common stock or other securities by the company, management or directors, liquidation of institutional funds that comprised large holdings of Sangamo stock.

        Failure to attract, retain, and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our research and development efforts. We are a small company with 57 full-time employees as of February 18, 2004, and our success depends on our continued ability to attract, retain, and motivate highly qualified management and scientific personnel and our ability to develop and maintain important relationships with leading research and academic institutions and scientists. Competition for personnel and academic and other research collaborations is intense. The success of our technology development programs depends on our ability to attract and retain highly trained personnel and we have experienced a rate of employee turnover that we believe is typical of emerging biotechnology companies. If we lose the services of personnel with the necessary skills, it could significantly impede the achievement of our research and development objectives. We are not presently aware of any plans of specific employees to retire or otherwise leave the company. If we fail to negotiate additional acceptable collaborations with academic and other research institutions and scientists, or if our existing collaborations are unsuccessful, our ZFP Therapeutic development programs may be delayed or may not succeed.

        If conflicts arise between us and our collaborators, strategic partners, scientific advisors, or directors, these parties may act in their self-interest, which may limit our ability to implement our strategies. If conflicts arise between our corporate or academic collaborators, strategic partners, or scientific advisors or directors and us, the other party may act in its self-interest, which may limit our ability to implement our strategies. Some of our academic collaborators and strategic partners are conducting multiple product development efforts within each area that is the subject of the collaboration with us. Our collaborators or strategic partners, however, may develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations. Competing products, either developed by the collaborators or strategic partners or to which the collaborators or strategic partners have rights, may result in the withdrawal of partner support for our product candidates.

        Some of our collaborators or strategic partners could also become competitors in the future. Our collaborators or strategic partners could develop competing products, preclude us from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely, or fail to devote sufficient resources to the development and commercialization of products. Any of these developments could harm our product development efforts.

        Because it is difficult and costly to protect our proprietary rights, and third parties have filed patent applications that are similar to ours, we cannot ensure the proprietary protection of our technologies and products. Our commercial success will depend in part on obtaining patent protection of our technology and successfully defending any of our patents which may be challenged. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and can involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims allowed in patents we own or license.

        We are a party to various license agreements that give us rights under specified patents and patent applications. Our current licenses, as our future licenses frequently will, contain performance obligations. If we fail to meet those obligations, the licenses could be terminated. If we are unable to continue to license these technologies on commercially reasonable terms, or at all, we may be forced to delay or terminate our product development and research activities.

        With respect to our present and any future sublicenses, since our rights derive from those granted to our sublicensor, we are subject to the risk that our sublicensor may fail to perform its obligations under the master license or fail to inform us of useful improvements in, or additions to, the underlying intellectual property owned by the original licensor.

        We are unable to exercise the same degree of control over intellectual property that we license from third parties as we exercise over our internally developed intellectual property. We generally do not control the prosecution of patent applications that we license from third parties; therefore, the patent applications may not be prosecuted in a timely manner.

        The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

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  we or our licensors were the first to make the inventions covered by each of our pending patent applications;

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  we or our licensors were the first to file patent applications for these inventions;

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  the patents of others will not have an adverse effect on our ability to do business;

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  others will not independently develop similar or alternative technologies or reverse engineer any of our products, processes or technologies;

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  any of our pending patent applications will result in issued patents;

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  any patents issued or licensed to us or our collaborators or strategic partners will provide a basis for commercially viable products or will provide us with any competitive advantages;

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  any patents issued or licensed to us will not be challenged and invalidated by third parties; or

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  we will develop additional products, processes or technologies that are patentable.

        Others have filed and in the future are likely to file patent applications that are similar to ours. We are aware that there are academic groups and other companies that are attempting to develop technology which is based on the use of zinc finger and other DNA binding proteins, and that these groups and companies have filed patent applications. Several patents have been issued, although we have no current plans to use the associated inventions. If these or other patents issue, it is possible that the holder of any patent or patents granted on these applications may bring an infringement action against our collaborators, strategic partners, or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes. The costs of litigating the claim could be substantial. Moreover, we cannot predict whether we, our collaborators, or strategic partners would prevail in any actions. In addition, if the relevant patent claims were upheld as valid and enforceable and our products or processes were found to infringe the patent or patents, we could be prevented from making, using, or selling the relevant product or process unless we could obtain a license or were able to design around the patent claims. We can give no assurance that such a license would be available on commercially reasonable terms, or at all, or that we would be able to successfully design around the relevant patent claims. There may be significant litigation in the genomics industry regarding patent and other intellectual property rights, which could subject us to litigation. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

        We cannot guarantee that our intellectual property will not be challenged by third parties. One of our licensed patents, European Patent No. 0 682 699, entitled "Functional Domains in Flavobacterium okeanokoites Restriction Endonuclease," was granted on May 7, 2003 and forms the basis of Regional Phase patents in France, Germany, Great Britain, Ireland and Switzerland. The granted claims of the patent cover technologies used in our programs in targeted recombination and gene correction. On February 6, 2004, a Notice of Opposition to the European Patent was filed on behalf of Cellectis, a French company. We cannot predict the outcome of these Opposition proceedings. If the claims of this European patent were to be invalidated, it would not affect our ability to practice our targeted recombination and gene correction programs in Europe. In would, however, limit our ability to exclude potential competitors in the field of targeted recombination and gene correction in Europe.

        Moreover, we also hold licenses to six US patents to the technology covered by the opposed European patent, and hold licenses to related applications pending in Canada and Japan. Accordingly,

any effects of the opposition, up to and including invalidation of the European patent, would be restricted to Europe and would have little, if any, material adverse effect on our business.

        We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. Trade secrets, however, are difficult to protect. While we require employees, academic collaborators, and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information or enforce these confidentiality agreements.

        Our collaborators, strategic partners, and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations and strategic partnerships, then we may not be able to receive patent protection or protect our proprietary information.

        Regulatory approval, if granted, may be limited to specific uses or geographic areas, which could limit our ability to generate revenues. Regulatory approval will be limited to the indicated use for which we can market a product. Further, once regulatory approval for a product is obtained, the product and its manufacturer are subject to continual review. Discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer, and manufacturing facility, including withdrawal of the product from the market. In Japan and Europe, regulatory agencies also set or approve prices.

        Even if regulatory clearance of a product is granted, this clearance is limited to those specific states and conditions for which the product is useful, as demonstrated through clinical trials. We cannot ensure that any ZFP Therapeutic product developed by us, alone or with others, will prove to be safe and effective in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance in a given country.

        Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities, so we cannot predict whether or when we would be permitted to commercialize our product. These foreign regulatory approval processes include all of the risks associated with FDA clearance described above.

        Our collaborations with outside scientists may be subject to change, which could limit our access to their expertise. We work with scientific advisors and collaborators at academic research institutions. These scientists are not our employees and may have other commitments that would limit their availability to us. Although our scientific advisors generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services. Although our scientific advisors and academic collaborators sign agreements not to disclose our confidential information, it is possible that some of our valuable proprietary knowledge may become publicly known through them.

        Laws or public sentiment may limit the production of genetically modified agricultural products in the future, and these laws could reduce our ability to sell these products. Genetically modified products are currently subject to public debate and heightened regulatory scrutiny, either of which could prevent or delay production of agricultural products. We may develop genetically modified agricultural products for ourselves or with our strategic partners. The field testing, production, and marketing of genetically modified plants and plant products are subject to federal, state, local, and foreign governmental regulation. Regulatory agencies administering existing or future regulations or legislation may not allow production and marketing of our genetically modified products in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays, or other impediments to our product development programs or the commercialization of resulting products.

        The FDA currently applies the same regulatory standards to foods developed through genetic engineering as those applied to foods developed through traditional plant breeding. Genetically engineered food products, however, will be subject to pre-market review if these products raise safety questions or are deemed to be food additives. Governmental authorities could also, for social or other purposes, limit the use of genetically modified products created with our gene regulation technology.

        Even if we are able to obtain regulatory approval for genetically modified products, our success will also depend on public acceptance of the use of genetically modified products including drugs, plants, and plant products. Claims that genetically modified products are unsafe for consumption or pose a danger to the environment may influence public attitudes. Our genetically modified products may not gain public acceptance. The subject of genetically modified organisms has received negative publicity in the United States and particularly in Europe, and such publicity has aroused public debate. The adverse publicity in Europe could lead to greater regulation and trade restrictions on imports of genetically altered products. Similar adverse public reaction in the United States to genetic research and its resulting products could result in greater domestic regulation and could decrease the demand for our technology and products.

        If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages. Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals, and various radioactive compounds typically employed in molecular and cellular biology. We routinely use cells in culture and gene delivery vectors, and we employ small amounts of radioisotopes in trace experiments. Although we maintain up-to-date licensing and training programs, we cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling, or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources. We currently carry insurance covering claims arising from our use of these materials. However, if we are unable to maintain our insurance coverage at a reasonable cost and with adequate coverage, our insurance may not cover any liability that may arise. We are subject to federal, state, and local laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. To date, we have not experienced significant costs in complying with regulations regarding the use of these materials.

        Anti-takeover provisions in our certificate of incorporation and Delaware law could make an acquisition of the Company more difficult and could prevent attempts by our stockholders to remove or replace current management. Anti-takeover provisions of Delaware law, our certificate of incorporation and our bylaws and may discourage, delay or prevent a change in control of our company, even if a change in control would be beneficial to our stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. In particular, under our certificate of incorporation our board of directors may issue up to 5,000,000 shares of preferred stock with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock. Moreover, without any further vote or action on the part of the stockholders, the board of directors would have the authority to determine the price, rights, preferences, privileges, and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over, and harm the rights of, the holders of common stock. Although the issuance of this preferred stock would provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. Similarly, our authorized but unissued common stock is available for future issuance without stockholder approval.

        In addition, our certificate of incorporation:

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  states that stockholders may not act by written consent but only at a stockholders' meeting;

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  establishes advance notice requirements for nominations for election to the board of directors or proposing matters that can be acted upon at stockholders' meetings; and

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  limits who may call a special meeting of stockholders.

        We are also subject to Section 203 of the Delaware General Corporation Law, which provides, subject to certain exceptions, that if a person acquires 15% of our voting stock, the person is an "interested stockholder" and may not engage in "business combinations" with us for a period of three years from the time the person acquired 15% or more or our voting stock.

        Insiders have substantial control over Sangamo and could delay or prevent a change in corporate control. The interest of management could conflict with the interest of our other stockholders. Our executive officers and directors beneficially own, in the aggregate, 28% of our outstanding common stock. As a result, these stockholders, if they choose to act together, will be able to have a material impact on all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change of control of Sangamo, which in turn could reduce the market price of our stock.

USE OF PROCEEDS

        Except as may be otherwise set forth in the prospectus supplement accompanying this prospectus, we will use the net proceeds we receive from sales of the securities offered hereby for general corporate purposes, including the development and support of our sales and marketing organization, support for our continuing research and development efforts and the funding of acquired businesses and technologies.

PLAN OF DISTRIBUTION

        We may sell the securities being offered by us in this prospectus:

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  directly to purchasers;

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  through agents;

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  through dealers;

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  through underwriters; or

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  through a combination of any of these methods of sale.

        We and our agents and underwriters may sell the securities being offered by us in this prospectus from time to time in one or more transactions:

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  at a fixed price or prices which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        Offers to purchase securities may be solicited directly by us, or by agents designated by us, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

        If an underwriter is, or underwriters are, utilized in the offer and sale of securities in respect of which this prospectus and the accompanying prospectus supplement are delivered, we will execute an underwriting agreement with such underwriter(s) for the sale to it or them and the name(s) of the underwriter(s) and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in such prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and such prospectus supplement are delivered to the public. The securities will be acquired by the underwriters for their own accounts and may be sold by the underwriters from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be identified in the applicable prospectus supplement.

        If an agent is used in an offering of securities being offered by this prospectus, the agent will be named, and the terms of the agency will be described, in the applicable prospectus supplement relating to the offering. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

        If indicated in the applicable prospectus supplement, we will authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase securities from the issuer pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by the issuer of the securities. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and (b) if the securities are also being sold to underwriters, the issuer must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        Certain of the underwriters, dealers or agents utilized by us in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for us or one or more of our affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

        Until the distribution of the securities is completed, rules of the Commission may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities in accordance with Regulation M, but only in the case of a fixed-price offering. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

        If underwriters create a short position in the securities in connection with the offering thereof (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

        Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

        In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

        Neither we nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

        The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. We cannot give any assurances that there will be a market for any of the securities offered by this prospectus and any prospectus supplement.

THE SECURITIES WE MAY OFFER

        The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplement, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement; however, the prospectus supplement may not change the information related to our plan of distribution or the securities we are offering. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed.

        We may sell from time to time, in one or more offerings, one or more of the following securities:

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  common stock; and

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  warrants to purchase common stock.

        These securities may be offered and sold from time to time for an aggregate offering price not to exceed $30,000,000.

        This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

        For a description of the material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock, please see the applicable prospectus supplement, as well as the description of our capital stock in our Registration Statement on Form 8-A dated March 31, 2000 which is incorporated by reference in this prospectus.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase common stock. The warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Each series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the common stock with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our common stock and is not entitled to any payments on any common stock issuable upon exercise of the warrants.

        The prospectus supplement relating to a series of warrants will describe the specific terms of the warrants including the following:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued and the currency in which the price for the warrants may be paid;

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  the price at which and the currency in which the common stock purchasable upon exercise of the warrants may be purchased band the various factors considered in determining that price;

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  the dates on which the right to exercise the warrants will commence and expire and whether the exercise of warrants will be at the option of holders, at our option, or automatic;

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  whether the warrants are exercisable by payment of cash, surrender of other securities, or both;

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  provisions for changes to or adjustments in the exercise price of the warrants;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  if applicable, the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each such other security;

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  if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

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  whether the warrants will be issued in registered form or bearer form;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of material U.S. federal income tax considerations; and

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  any other terms of the warrants, including terms, procedures, and limitations relating to the exchange or exercise of the warrants.

LEGAL MATTERS

        The legality of the common stock offered by this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, San Francisco, California. As of March 25, 2004, members of Morgan, Lewis & Bockius LLP beneficially owned a total of 444,360 shares of our common stock.

EXPERTS

        The consolidated financial statements of Sangamo BioSciences, Inc. appearing in our Annual Report (Amendment No. 2 to Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus.

        We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings (other than the portions thereof deemed to be "furnished" to the Commission pursuant to Item 9 or Item 12) we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

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  our annual report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 24, 2004, as amended by Forms 10-K/A filed with the Commission on April 1, 2004 and April 27, 2004;

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  our current report on Form 8-K filed with the Commission on February 11, 2004; and

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  the description of our common stock contained in our registration statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934 with the Commission on March 31, 2000, including any amendment or reports filed for the purpose of updating such description.

        To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

        We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

    Sangamo BioSciences
    501 Canal Boulevard, Suite A100
    Richmond, CA 94804
    (510) 970-6000

5,080,000 Shares

SANGAMO BIOSCIENCES, INC.

Common Stock

PROSPECTUS SUPPLEMENT

JMP Securities

Piper Jaffray

Leerink Swann & Company
November 10, 2005

QuickLinks

TABLE OF CONTENTS
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
DILUTION
PLAN OF DISTRIBUTION
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
Sangamo BioSciences, Inc. Attn: Investor Relations 501 Canal Boulevard, Suite A100 Richmond, CA 94804 (510) 970-6000
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
ABOUT SANGAMO BIOSCIENCES, INC.
RISK FACTORS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
THE SECURITIES WE MAY OFFER
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF WARRANTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE